EX-8.1 2 exhibits8_1.htm EXHIBIT 8.1

LIST OF SUBSIDIARIES OF PAMPA ENERGÍA S.A.

Subsidiaries	Country	Direct and indirect participation %

Central Piedra Buena S.A.	Argentina	100%
Corod Producción S.A.	Venezuela	100%
CPB Energía S.A.	Argentina	100%
EcuadorTLC S.A.	Ecuador	100%
Empresa Distribuidora y Comercializadora Norte S.A.	Argentina	56.32%
Enecor S.A.	Argentina	69.99%
Hidroeléctrica Diamante S.A.	Argentina	61%
Hidroeléctrica Los Nihuiles S.A.	Argentina	52.04%
Pampa Cogeneración S.A.	Argentina	100%
Pampa Comercializadora S.A.	Argentina	100%
Pampa Inversiones S.A.	Uruguay	100%
Pampa Participaciones S.A.	Argentina	100%
Pampa Energía Bolivia S.A.	Bolivia	100%
Petrobras Energía Ecuador LTD	Grand Cayman	100%
Energía Operaciones ENOPSA S.A.	Ecuador	100%
PHA S.A.U	Argentina	100%
Petrolera San Carlos S.A.	Venezuela	100%
Transelec Argentina S.A.	Argentina	100%
Transporte y Servicios de Gas en Uruguay S.A.	Uruguay	100%
Trenerec Energía Bolivia S.A.	Bolivia	100%
Trenerec S.A.	Ecuador	100%

2) Joint Ventures

Citelec S.A.	Argentina	50%
Compañía de Inversiones de Energía S.A.	Argentina	50%
CT Barragán S.A. (ex PEA)	Argentina	50%
Greenwind S.A.	Argentina	50%
Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires S.A.	Argentina	26.33%
Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A.	Argentina	26.33%
Transportadora Gas del Sur S.A.	Argentina	27.19%

3) Associates

Oleoducto de Crudos Pesados	Ecuador	15.91%
Oleoductos del Valle S.A.	Argentina	2.10%
Refinería del Norte S.A.	Argentina	28.50%